Exhibit 10.1

EMPLOYMENT AND CONSULTING AGREEMENT

THIS EMPLOYMENT AND CONSULTING AGREEMENT (the "Agreement") is entered into as of April 20, 2006, by and between Interstate General Properties Limited Partnership, S.E. (the "Company"), IGP Group, Corp. (“IGP”), American Community Properties Trust (“ACPT”) and Carlos R. Rodriguez (“Rodriguez").

WHEREAS, the Company is a wholly-owned subsidiary of ACPT and provides management and other services to ACPT; and

WHEREAS, IGP is the Company’s general partner; and

WHEREAS, Rodriguez, the Company, IGP, and ACPT wish to enter into an agreement in accordance with the terms and subject to the consideration provided herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree to be bound by the following terms and conditions:

1.  EMPLOYMENT

1.1
Employment. The Company shall employ Rodriguez on the terms and conditions set forth herein commencing on January 1, 2006 and continuing until the close of business of June 30, 2007 (the “Term”), at which point Rodriguez’s employment with the Company will end. At its option, the Company may extend Rodriguez’ employment beyond the Term by giving written notice to Rodriguez of such extension. Rodriguez represents and warrants that neither the execution by him of this Agreement nor the performance by him of his duties and obligations hereunder will violate any agreement to which he is a party or by which he is bound.

1.2
Position and Duties. Rodriguez shall serve as President of IGP, and shall have primary responsibility for administration of the Company’s business interests in Puerto Rico including, but not limited to, acquiring and selling real estate, leasing properties, land development, residential and commercial construction projects and providing management services for apartments. In addition, the ACPT’s Board of Directors or ACPT’s President may, from time to time, change Rodriguez' duties and responsibilities as it deems necessary to further advance the Company’s and ACPT's business interests and objectives. Rodriguez shall report to the President of ACPT. During the Term, Rodriguez shall devote all of his working time and efforts to the business and affairs of ACPT and its subsidiaries.

1.3
Place of Performance. In connection with his employment by the Company, Rodriguez shall be based at the Company's executive offices in Puerto Rico, which, as of the date of this Agreement, are located at Parque Escorial, Municipality of Carolina.

1.4	Compensation.

(a)
Base Salary. Rodriguez shall receive an annual base salary of $300,000.00, payable in substantially equal semi-monthly installments (the "Base Salary"). Rodriguez may receive salary increases at the discretion of the Board. For employment periods of less than a full year, the Base Salary shall be pro-rated for the time employed.

(b)
Bonus and Benefit Plans. Rodriguez shall participate in such bonuses and benefit plans as may be established from time to time by the Company on the same basis as comparable senior executive employees of the Company. The granting to Rodriquez of any discretionary benefits under such plans shall be determined solely by the Board.

(c)
Expenses. During the term of his employment hereunder, Rodriguez shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established for the Company's senior executive employees) in connection with his services hereunder. Rodriguez shall account to the Company for such expenses in accordance with established Company policy.

(d)
Vacations. Rodriguez shall be entitled to the number of paid vacation days determined by the Company generally for its senior executive employees, but not less than twenty (20) days per year. Rodriguez shall also be entitled to all paid holidays given to the Company's senior executive employees.

(e)
Certain Specified Benefits. In addition to the benefits for which Rodriguez is eligible under subsection (b) of this section, during the term of his employment hereunder, the Company shall provide for Rodriguez's business use a suitable automobile, as determined by the Company in its sole discretion, and shall pay Rodriguez's membership dues in the Rio Mar Country Club. Rodriguez shall have the option to purchase the automobile at the time his employment is terminated.

(f)
Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to Rodriguez or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided the Company is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

2.  CONSULTING

2.1
Consulting Agreement. Upon the termination of the Term, ACPT shall engage Rodriguez as a consultant on the terms and conditions set forth herein commencing on July 1, 2007 and continuing until the close of business June 30, 2010 (“the Consulting Period”) at which point Rodriguez’s consulting contract (the “Consulting Agreement”) with ACPT will end unless further extended in writing by mutual agreement of the parties.

2.2
Consultant Services. Rodriguez shall provide consultant services to the Company on an as-needed basis. Such services will be provided within a reasonable time period after a request by the Company. The services may include, but are not limited to, advice on purchasing and selling assets, providing information and testimony in any lawsuits brought against the Company relating to issues which arose during Rodriguez’ employment, and assistance in obtaining loans and permits for on-going construction projects.

(a)	Rodriguez will be paid an annual fee of $ 100,000.00, payable in substantially equal semi-monthly installments.

(b)
ACPT will reimburse Rodriguez for medical insurance for the first 18 months he engages in consulting services for ACPT in an amount equal to Rodriguez’ COBRA payments to the Company, the Company’s health insurance plan or a replacement plan that Rodriguez obtains, whichever is less.

(c)	The total number of hours for consultant services for any one twelve month period shall not exceed 250 hours.

(d)	Out-of-pocket expenses for travel, lodging and meals will be reimbursed by the Company as long as Rodriguez obtains ACPT’s authorization to travel prior to traveling on behalf of ACPT.

(e)
ACPT will reimburse Rodriguez up to a maximum of $10,000 for moving expenses he incurs in his moving from Puerto Rico to his chosen new destination, provided that Rodriguez provides receipts of costs expended to ACPT.

3.  GENERAL PROVISIONS

3.1
Unauthorized Disclosure. Rodriguez shall not, without the written consent of the Board or a person authorized by the Board, disclose to any person other than as required by law or court order, or other than to an authorized employee of ACPT, the Company and/or their Affiliates, or to a person to whom disclosure is necessary or appropriate in connection with the performance by Rodriguez of his duties as an executive of the Company or consultant to ACPT (e.g., disclosure to the Company's or its Affiliates' outside accountants or bankers of financial data properly requested by such persons and approved by an authorized officer of the Company), any confidential information obtained by him while working or consulting for the Company or their ACPT Affiliates with respect to any of their products, services, customers, suppliers, marketing techniques, methods or future plans; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Rodriguez) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Rodriguez shall be allowed to disclose confidential information to his attorney solely for the purpose of ascertaining whether such information is confidential within the intent of this Agreement; provided, however, that Rodriguez (i) discloses to his attorney the provisions of this Section (3.1) and (ii) agrees not to waive the attorney-client privilege with respect thereto.

3.2
Corporate Opportunities. While Rodriguez is employed by the Company or consulting for ACPT hereunder, Rodriguez shall use his best efforts to make available to the Company and ACPT business opportunities that come to his attention.

3.3	Termination.

(a)
Either party may terminate this Agreement for any reason upon 90 days prior written notice to the other. Except as otherwise provided in this Section 3.3, upon such termination, the salary payment and benefit obligations of the Company hereunder shall cease.

(b)
This Agreement shall automatically terminate upon the death or disability of Rodriguez. For purposes of this Agreement, Rodriguez shall become "disabled" at such time as Rodriguez has a physical or mental condition, verified by a licensed physician designated by the Company or ACPT, which in the good faith judgment of the Board or ACPT prevents Rodriguez from carrying out one or more of the material aspects of his assigned duties for at least 270 consecutive days. Rodriguez agrees, upon request of the Board, at a time convenient to Rodriguez during a 30-day period designated by the Board, to submit to any medically reasonable examination by a physician designated by the Company or ACPT. In the event of termination under this Section 3.3(b), (i) the Company shall pay to Rodriguez, or Rodriguez' estate, as the case may be, a pro-rated portion of the Base Salary or consulting pay for a period of six months following such termination and (ii) Rodriguez shall remain eligible to receive all benefits pursuant to Section 1.4(b) hereof during such six month period if Rodriguez is still employed by the Company on the date of disability.

(c)
The Company or ACPT may terminate this Agreement immediately for cause. For purposes of this Agreement, "cause" shall mean any termination of Rodriguez by the Company or ACPT approved by the Board arising from (i) Rodriguez' willful, reckless or grossly negligent inattention to his duties and responsibilities to the Company hereunder or to ACPT under the Consulting Agreement, (ii) Rodriguez's unethical conduct relating to the performance of his duties and responsibilities, (iii) Rodriguez's repeated disregard of the Company's or ACPT’s written rules, policies and regulations, (iv) conviction of any felony or conviction of a criminal offense relating to fraud or theft or (v) repeated failure of Rodriguez to satisfactorily perform under this Agreement or under the Consulting Agreement, as the case may be, (vi) any breach by Rodriguez of any of his obligations under this Agreement or under the Consulting Agreement, as the case may be, including but not limited to a breach of Rodriguez’ obligations under paragraph “3.4 Non-Competition”. In the event of termination under this Section 3.3(c), all salary payment and benefit obligations of ACPT and the Company hereunder shall cease immediately.

(d)
In the event of a termination of this Agreement by the Company for any reason other than for cause (as said term has been defined in subparagraph (c) above) prior to June 30, 2007, the Company shall pay to Rodriguez the Base Salary for the period remaining in the agreement plus the Base Salary for one additional year. The provisions for consultant services under Section 2, including any fees, will be terminated.

(e)
Rodriguez may terminate this Agreement immediately upon any breach by the Company of any of its obligations under this Agreement. In the event of (i) a termination by Rodriguez under this Section 3.3(e), the Company shall pay to Rodriguez the Base Salary for the period remaining in the Agreement plus the Base Salary for one additional year, or if the breach occurs during the Consulting Period, then the Company shall pay Rodriguez all monies due for the remainder of the Consulting Period.

3.4
Non-Competition. Rodriguez shall not, during the Non-Compete Period, either directly or indirectly, individually or in partnership, carry on or be engaged in, or concerned with or interested in, in any capacity whatsoever (including that of principal, agent, shareholder, consultant, employee, lender or surety), any person, firm, association, syndicate or company engaged acquiring and selling real estate, leasing properties, land development, residential and commercial construction projects and providing management services for apartments anywhere in Puerto Rico, except on behalf of the Company or its affiliates. Rodriguez, agrees that during the Non-Compete Period, the Executive shall not directly or indirectly without the prior written consent of the Company or ACPT, (i) hire or attempt to hire any person who is or was at any time during the one year period preceding the date on which Rodriguez’s employment terminates, an officer, director or employee of ACPT, the Company or ACPT’s affiliates, or (ii) assist in hiring any person or solicit for the purpose of hiring or otherwise induce or encourage any such officer, director or employee to terminate his relationship with ACPT, the Company or their affiliates. The ownership or acquisition by Rodriguez as a passive investor of an aggregate of less than 5% of the outstanding stock of any publicly traded company shall not, considered alone, constitute a violation of this Section 3.4.

3.5
Enforcement of Covenants. Rodriguez acknowledges that he has carefully read and considered all the terms and conditions of this Agreement and consulted with counsel of his choice regarding this Agreement, including without limitation the restraints imposed upon him pursuant to Section 3. Rodriguez agrees that said restraints are necessary for the reasonable and proper protection of ACPT, the Company and ACPT’s Affiliates. Rodriguez further acknowledges that, were he to breach any of the covenants or agreements contained in Section 3 hereof, the damage to ACPT, the Company, and ACPT Affiliates could be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Rodriguez of any of said covenants or agreements.

3.6
Non-Compete Period. "Non-Compete Period" means the period beginning on January 1, 2006 and ending at the end of the “Consulting Period.” In the event of any breach of the Agreement by the Company, however, the “Non-Compete Period” shall terminate immediately provided that the Consulting Agreement is also terminated.

3.7
Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or facsimile transmission or five days after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

American Rental Management Company
222 Smallwood Village Center
St. Charles, Maryland 20602
Attn: Edwin L. Kelly

If to Rodriguez:

Mr. Carlos R. Rodriguez (to be notified to the Company as soon as determined)or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

3.8
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. This Agreement shall be binding upon, and shall inure to the benefit of, the respective successors, heirs, and permitted assigns of the parties; provided that Rodriguez may not assign this Agreement without the prior written consent of the Company.

3.9
Headings. Article and section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

3.10
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

3.11
Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland (excluding the choice-of-law rules thereof).

3.12
Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Rodriguez and the Company and/or ACPT.

3.13	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

AMERICAN COMMUNITY PROPERTIES TRUST
By:	/s/ Cynthia L. Hedrick
Name:	Cynthia L. Hedrick
Title:	Chief Financial Officer

EXECUTIVE
By:	/s/ Carlos R. Rodriguez
Name	CARLOS R. RODRIGUEZ

AMERICAN COMMUNITY PROPERTIES TRUST
By:	/s/ Edwin L. Kelly
Name:	Edwin L. Kelly
Title:	President

IGP GROUP CORP. , by itself and as general partner of INTERSTATE GENERAL PROPERTIES LIMITED PARTNERSHIP, S.E.
By:	/s/ Edwin L. Kelly
Name:	Edwin L. Kelly
Title:	Chief Executive Officer